Exhibit 1(ss)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, Secretary of BlackRock FundsSM (the “Trust”), does hereby certify to a revision to a previously filed certification dated July 20, 2017 that reflects that at a meeting of the Board of Trustees of the Trust on February 24, 2017, the Trustees of the Trust by resolution approved a change in the supplementary designation of the class with the alphabetical designation FFFFF to iShares Edge MSCI USA Momentum Factor Index Fund, effective as of July 19, 2017.

[Signature page to follow]

Witness my hand and seal this 11th day of April, 2018.

/s/ Benjamin Archibald
Benjamin Archibald

Secretary